UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2021
RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6312 S. Fiddlers Green Circle, Suite 200N
Greenwood Village, Colorado            80111
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable
(Former name or former address, if changed since last report.)
 ___________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RRGB	NASDAQ	(Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On November 9, 2021 (the “Third Amendment Effective Date”), Red Robin Gourmet Burgers, Inc. (the “Company”), Red Robin International, Inc. (the “Borrower”) and certain of their subsidiaries entered into the Third Amendment to Credit Agreement (the “Third Amendment”) with certain lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. Capitalized terms not defined in this report have the meanings ascribed to such terms in the Third Amendment. The Third Amendment further amends the Company’s Amended and Restated Credit Agreement (as amended, the “Credit Facility”) to, among other things:
•waive the application of the lease adjusted leverage ratio financial covenant (the “Leverage Ratio Covenant”) for the third fiscal quarter of 2021;
•increase the maximum leverage permitted for purposes of the Leverage Ratio Covenant for the fourth fiscal quarter of 2021 and the first, second and third fiscal quarters of 2022, with the definition of the Leverage Ratio Covenant also being amended to provide that it shall not be calculated on a basis that gives effect to a seasonally adjusted annualized consolidated EBITDA in future periods;
•decrease the minimum fixed charge coverage ratio required for purposes of the Fixed Charge Coverage Ratio financial covenant (the “FCCR Covenant”) for the first fiscal quarter of 2022, with the definition of the FCCR Covenant also being amended to account for cash tax refunds received in any future period and certain capital expenditures constituting “Expansion Capital Expenditures” being excluded from the calculation thereof;
•decrease the minimum liquidity required for purposes of the minimum liquidity covenant and provide for the testing of such minimum liquidity covenant at all times;
•make certain amendments to the Credit Facility to (i) provide that certain additional capital expenditures shall constitute “Expansion Capital Expenditures” and (ii) provide that “Expansion Capital Expenditures” shall be permitted (x) for all periods on or prior to the last day of the fiscal quarter of the Company ending on or about October 2, 2022, so long as (1) there is no default or event of default, (2) on a pro forma basis, Liquidity shall exceed a certain amount and (3) such “Expansion Capital Expenditures” do not exceed certain agreed amounts in each fiscal quarter (with carryforward of unused amounts to the immediately succeeding fiscal quarter) and (y) for all periods thereafter, so long as (1) there is no default or event of default, (2) on a pro forma basis, Liquidity shall exceed a certain amount and (3) on a pro forma basis, lease adjusted leverage ratio shall not exceed 5.00x;
•increase the pricing under the Credit Facility for (a) the period from the Third Amendment Effective Date through the first interest determination date occurring after the last day of the fiscal quarter of the Company ending on or about April 17, 2022 to LIBOR (subject to a 1.00% floor) plus 6.00% and (b) periods thereafter to LIBOR (to which a 1.00% LIBOR floor shall apply) plus 6.50%;
•provide that the previously agreed utilization fee of 0.75% per annum of the daily outstanding principal amount of term loans, revolving loans, swingline loans and letter of credit obligations under the Credit Facility shall be owing solely in respect of the period commencing on February 25, 2021 and ending on the Third Amendment Effective Date, with all such amounts payable on the Third Amendment Effective Date;
•reduce the aggregate revolving commitment to $75,000,000 on the last day of the fiscal quarter of the Company ending on or about April 17, 2022;
•amend the anti-cash hoarding provision to require revolver repayments (but with no associated permanent reduction in the revolving commitment) to the extent that the Company’s consolidated cash on hand exceeds $30,000,000 at any time;
•revise the requirement that the annual audited financial statements be delivered without a “going concern qualification” to permit such a qualification solely relating to (i) any impending debt maturity (whether under the Credit Facility or otherwise) or (ii) any actual or prospective inability to satisfy a financial maintenance covenant; and
•make certain amendments to the Credit Facility to address LIBOR transition matters.

The description above is a summary of the Third Amendment and is qualified in its entirety by the complete text of the agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Third Amendment to the Credit Facility set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

ITEM 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Third Amendment to Credit Agreement, dated as of November 9, 2021, by and among Red Robin International, Inc., Red Robin Gourmet Burgers, Inc., the Guarantors, the Lenders party thereto and Wells Fargo, National Association, as administration agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2021

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Lynn S. Schweinfurth
Name:	Lynn S. Schweinfurth
Title:	Executive Vice President and Chief Financial Officer

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